UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/ A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 13, 2009

CHANGDA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-147169	98-0521484
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2870-Agricultural
Chemicals	0001417624
(Standard Industrial	(Central Index Key)
Classification)

10 th Floor Chenhong Building
No. 301 East Dong Feng Street
Weifang, Peoples Republic of China
(Address of principal executive offices, including zip code)

86 1586 311 1662
(Registrant's telephone number, including area code)

Copy of Communication to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006

Promodoeswork.com, Inc.
6972 Coach Lamp Drive, Chilliwack, BC, Canada V2R 2Y7
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE: Changda International Holdings, Inc. is filing this Current Report on Form 8-K/A to amend the Current Report on Form 8-K initially filed with the Securities Exchange Commission on February 20, 2009 to (i) update the management discussion and analysis with updated financial information for the fiscal years ended December 31, 2008 and 2007 and (ii) include the audited financial statements of Changda International Ltd. for the two fiscal years ended December 31, 2008 and 2007.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K/A contains some forward-looking statements. Certain matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, the market for our products in the People’s Republic of China and elsewhere, competition, exchange rate fluctuations and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections or orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors. We also note that we have provided a cautionary discussion of risks and uncertainties under the caption “Risk Factors” in this Current Report. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

Information regarding market and industry statistics contained in this Current Report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of the data included in this Current Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars.

This Current Report on Form 8-K/A is being filed by Changda International Holdings, Inc. (either the “Company”, “we”, “our” or “Registrant”) in connection with a share exchange transaction in which the Company has acquired all of the issued and outstanding capital stock of Changda International Ltd., a company organized under the laws of Marshall Islands. On February 13, 2009 the Company entered into a share exchange agreement under which the Company issued 47,729,964 shares of its common stock, par value $0.001, to the shareholders of Changda International Ltd. in exchange for 100% of the issued and outstanding shares of common stock of Changda International Ltd.

On February 19, 2009 a change in Registrant’s name from Promodoeswork.com, Inc. to Changda International Holdings, Inc. became effective. Any references to Promodoeswork.com, Inc, or PDWK in this Current Report on Form 8-K/A, including any financial statements or other exhibits to this report, refer to Registrant.

Item 1.01 Entry Into a Material Definitive Agreement

On February 13, 2009, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) which is attached to this current report on Form 8-K/A as Exhibit 10.1, under which the Company issued Forty Seven Million Seven Hundred Twenty Nine Thousand Nine Hundred Sixty Four (47,729,964) shares of its common stock, par value $ 0.001 per share, to the shareholders of  Changda International, Ltd., a company organized under the laws of Marshall Islands, (“Changda”), in exchange for 100% of the issued and outstanding capital stock of Changda.  As a result of the Share Exchange Agreement, Changda became a wholly owned subsidiary of Registrant.  As of the date of the Share Exchange Agreement, Changda held, directly or indirectly, the entire equity interest in the following operating companies:  Weifang Changda Chemical Co., Ltd., (“Changda Chemical”), Shandong Fengtai Fertiliser Co., Ltd., (“Changda Fengtai”), Weifang Changda Fertiliser Co., Ltd., (“Changda Fertilizer”) and Heze Changda Fertiliser Co., Ltd. (“Changda Heze”) (Changda, Changda Chemical, Changda Fengtai, Changda Fertiliser, and Changda Heze, collectively “The Group”).

Item 2.01 Completion of Acquisition or Disposition of Assets

Organizational History of Changda International Holdings, Inc.

We were incorporated on January 25, 2007, in the state of Nevada under the name Promodoeswork.com, Inc.   We subsequently changed our name to Changda International Holdings, Inc.  We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings.

 On January 15, 2009, Darryl Mills (the "Affiliate Seller"), a major shareholder and affiliate of the Registrant  consummated one Affiliate Stock Purchase Agreement (the "Affiliate Agreement") with Allhomely International, Limited (the "Buyer"). Pursuant to the Affiliate Agreement the Buyer acquired from the Affiliate Seller a total 2,000,000 restricted shares of common stock of the Registrant for a total price of One Hundred Thousand Dollars ($100,000.00).   Also on January 15, 2009, John Spencer, Derrick Waldman, and Louis Waldman (collectively the “Restricted Sellers”), shareholders and affiliates of the Registrant, consummated one Restricted Stock  Purchase Agreement (the " Share Agreement") with the Buyer.  Pursuant to the Share Agreement  the Buyer acquired from the Restricted Sellers  a total 2,200,000 restricted shares of common stock of the Registrant for a total price of Eighty Seven Thousand Five Hundred Dollars ($87,500.00).

As the result, under the terms and conditions of the Affiliate Agreement and the Share Agreement, the Buyer acquired from Affiliate Seller and Restricted Sellers a total 4,200,000 shares of common stock of the Registrant (the "Transaction"), resulting in a change in control of registrant.

Immediately prior to the closing of the Transaction, Louis Waldman served as the Registrant’s President, and Derrick Waldman served as the Registrant’s Secretary and Treasurer.   Immediately following the closing of the Transaction Mr. Jan Panneman was nominated and elected by the Board of Directors as Registrant’s sole officer, to act as President and Chief Executive Officer and to serve until his successors shall be elected and qualified until the earlier of  death, resignation or removal in the manner provided for in the Company’s by-laws;

Also following the closing of the Transaction Mr. Jan Panneman was appointed as the Company’s sole Director to serve until his successors shall be elected and qualified on the earlier of death, resignation or removal in the manner provided for in the Company’s by-laws. Following the election and appointment of Mr. Jan Panneman as officer and Director of the Company, Louis Waldman, Derrick Waldman, and John Spencer tendered their resignations as officers and directors of the Company.

On February 13, 2009, the Company entered into the “Share Exchange Agreement under which the Company issued Forty Seven Million Seven Hundred Twenty Nine Thousand Nine Hundred Sixty Four (47,729,964) shares of its common stock, par value $ 0.001 per share, to the shareholders of  Changda  in exchange for 100% of the issued and outstanding capital stock of Changda.  As a result of the Share Exchange Agreement Changda became a wholly owned subsidiary of Registrant.  As of the date of the Share Exchange Agreement, Changda held, directly or indirectly, the entire equity interest in Changda Chemical,  Changda Fengtai,  Changda Fertiliser and Changda Heze.

Company’s Post-acquisition Organizational Structure

Following our acquisition of Changda International Ltd. as described under Item 1.01, as set forth in the following diagram, Changda International Ltd. became our direct wholly owned subsidiary and Changda International, directly or indirectly, holds the entire equity interest in Changda Fertilizer, Changda Chemical, Changda Fengtai and Changda Heze.

Our Corporate Structure

Our current corporate structure is set forth below:

Organizational History of Changda International Limited

On December 1, 2000, the Co-founders set up Changda Chemical, which is engaged in the production and sale of a snow melting agent. In view of the continuing expansion in the agricultural sector and supportive government policies, the Co-founders established Changda Fertilizer on April 24, 2003, which is engaged in the production and sale of various fertilizers, including chemical, organic and compound fertilizers. In March 2007, Changda Chemical began to set up production lines for thiophene and fire retardant agents, which were completed and put into production in September 2007 and July 2008 respectively. Changda Heze was established on September 3, 2007 to take advantage of the continued growth in demand for microbial organic-inorganic compound fertilizers and slow-release fertilizers. All current production lines of the Group are located in Shandong Province, People’s Republic of China (“PRC”). Changda Fengtai was established on May 17, 2004, jointly owned by Changda Fertilizer (75 percent) and Seiwa Fertilizer Co. Ltd (“Seiwa”), a Japanese company (25 percent), to develop export sales to Japan. On June 13, 2008, the Company and Seiwa entered into an agreement whereby the Company acquired the remaining twenty-five percent interest in Changda Fengtai from Seiwa for a cash consideration of US$130,500. The equity transfer is closed.

Changda was incorporated on April 2, 2007 in the Republic of Marshall Islands as the holding company of the Group.  Changda holds, directly or indirectly, the entire equity interest in Changda Fertilizer, Changda Chemical, Changda Fengtai and Changda Heze.

Overview of the Business

The Group is principally engaged in the research and development, manufacture and sale of fertilizer and chemical products in the PRC. During the years ended December 31, 2005, 2006 and 2007 (“Track Record Period”), the Group’s sales revenue from fertilizers accounted for approximately 77.4 percent, 81.2 percent, 90.0 percent and 94.2 percent of the total aggregate revenue in 2005, 2006, 2007 and the six months ended on June 30, 2008 respectively. Fertilizers manufactured by the Group can be broadly classified into chemical compound fertilizers and microbial organic and inorganic compound fertilizers. The chemical products manufactured by the Group consist of snow melting agents and various other industrial chemicals.

Primary Products

The Group produces chemical and microbial organic-inorganic compound fertilizers. The Group’s chemical fertilizer products are classified into three types, namely complex fertilizers, compound fertilizers and slow- release compound fertilizers with more than 10 product lines sold under the “CHANGDA” and “FENGTAI WOSIDA” brands.

Compound fertilizer products are produced by initiating chemical reactions between the three key nitrogen, phosphorous and potassium nutrients during the production process; each granule contains a combination of these nutrients so as to provide balanced distribution capabilities.

The Group’s principal compound fertilizers are sulphur-based compound fertilizer, ammoniated sulphur-based compound fertilizer and chloric-based compound fertilizer.

Slow-release compound fertilizer products allow the fertilizer nutrients to be released progressively, enabling plants to absorb most of the nutrients and enhance yield rate. Slow-release compound fertilizers are also more convenient, as they require less frequent applications. The Group has modified and developed controlled-release (which is a subset of slow-release) fertilizers.

The Group’s microbial organic-inorganic compound fertilizer is a new type of fertilizer. In general, it helps plants to secure nitrogen from the air and to dissolve useful minerals such as phosphorus and potassium from soil thus facilitating absorption of these useful minerals by plants and enhancing their stress resistance. The organic and inorganic elements enhance soil fertility and crop yield respectively.

In recent years, with the increase in health awareness among consumers in the PRC, the production and sale in the PRC of green food and organic food products, or food products using organic fertilizers, has increased significantly.

Customers, sales and distribution

The Group distributes some of its fertilizer products to farmers through China Post Logistics (Shandong) Limited; a subsidiary of the China Postal Service (“China Post”), which provides postal services in the PRC. Other distribution channels used by the Group include five exclusive distributions centers. The Group also distributes fertilizer products overseas to Seiwa in Japan. The Directors believe these distribution channels minimize the promotion costs of the Group by taking advantage of China Post and Seiwa’s sales channels and goodwill to penetrate target markets, and also minimize transportation costs as products are distributed primarily to China Post and Seiwa rather than directly to end-users.

In 2007, approximately 97 percent of the Group’s fertilizer products were sold within Shandong Province in the PRC, while approximately 3 percent of the Group’s fertilizer sales were made to Japan. Domestic sales are settled in RMB while export sales are settled in USD. Terms of sale are usually cash on delivery or cash in advance of delivery and a credit period is not normally granted to customers. Fertilizer sales are subject to seasonality, being comparatively higher during planting months such as March to April and September to October each year.

Materials, production process and facilities

The key raw materials used by the Group in the production of its fertilizers are urea, potassium sulphate, potassium chloride, ammonium sulphate, ammonium phosphate and potash. The Group’s chemical fertilizer products are manufactured through chemical reactions occurring between different inorganic fertilizer materials so as to provide a balanced proportion of all nutrients. The Group’s microbial organic-inorganic compound fertilizer products are manufactured from bacteria combined with inorganic and organic elements. Most of the raw materials are sourced domestically in the PRC and are paid for in RMB. The Group’s payout terms with its suppliers vary from a credit period of up to 60 days to cash payments in advance.

The fertilizer production facilities of the Group are located in Weifang and Heze, Shandong Province in the PRC, consisting of land parcels with a total site area of approximately 151,164 square meters. There are two production lines for the manufacture of chemical fertilizers, and two production lines for the manufacture of the microbial organic-inorganic compound fertilizers and slow-release compound fertilizers, with an aggregate annual capacity of 350,000 tonnes in 2007.

Chemical Business

Products

The Group’s principal chemical products are snow melting agents and various other industrial chemicals.
Snow melting agents are de-icing salt, consisting of a combination of sodium chloride, calcium chloride, magnesium chloride and additives in varying levels for different customer segments and uses. The products are a white, odorless and soluble solid compound and are used primarily to de-ice airports, roads and golf courses in the winter seasons, spread by winter service vehicles.

The Group’s industrial chemical products range includes thiophene, calcium chloride and magnesium chloride. Thiophene is a colourless and transparent liquid which is primarily used in the pharmaceutical raw materials industry as a medicine chemical auxiliary, and for the synthesisation of anti-bacterial fungus. Calcium chloride and magnesium chloride are used for dust control on roads and also as essential product inputs for a wide range of industrial usage such as in cement production.

Customers, sales and distribution

The Group mainly sells and distributes its snow melting agents and thiophene to industrial end-users through its sales team. Most of the Group’s snow melting agent products are sold to Japanese customers and in total made up 13 percent, 11 percent, and 5 percent of the Group’s sales in 2005, 2006, and 2007 respectively. Changda Chemical supplied 10 percent of snow melting agent demanded in Japan in 2007.

Thiophene was commercialized in the first half of 2008 and sales were not material during the Track Record Period. Domestic sales are settled in RMB while sales to Japan are settled in USD. Payment terms are usually by cash payment for sales to Japan. Payment terms for domestic sales are usually cash in advance of delivery, although a credit period of up to 60 days may be granted to repeat customers. Snow melting agent sales are subject to seasonality, being comparatively higher during October to February each year.

Materials, production process and facilities

The principal raw materials in the chemical products include sodium chloride, calcium chloride, magnesium chloride and additives. For each of the three years ended 31 December, 2005, 2006 and 2007, consumption of sodium chloride, calcium chloride and magnesium chloride accounted for approximately 21 percent, 16 percent and 13 percent of the Group’s total cost of sales respectively and approximately 17 percent, 13 percent and 11 percent of its turnover respectively. De-icing agents are manufactured by granulisation and drying of various chlorides and additives. Thiophenes are manufactured from the catalisation and distillation of butadiene and sulphur.

At present, the Group purchases most of its principal raw materials locally. All of the Group’s suppliers are paid in RMB. Most of the Group’s suppliers do not allow a credit period.

The chemical production facilities of the Group are located in Shandong Province in the PRC and occupy a total site area of 69,278 square meters. Three production lines are utilized for the manufacture of snow melting agent products, while one production line is operated to produce thiophene and one production line is operated to produce fire retardant agent. Total annual production capacity in 2007 was 300,000 tonnes (tonnes is a metric measure of weight equivalent to 1,000 kilograms).

The PRC Fertilizer Industry

The PRC’s chemical fertilizer industry plays an important role in the world fertilizer industry. The PRC is one of the largest fertilizer producers and it accounts for 34.3 percent of global consumption (168.7 million tonnes – by effective component) in 2007.

In order to encourage investment in the fertilizer industry, the PRC Government has promulgated a number of preferential policies, including zero rate VAT for fertilizer products, preferential electricity prices and cheaper railway transportation.

The PRC’s continuous economic growth, agricultural development, growing demand for fertilizers and preferential fertilizer industry policies combine to promote the development of the fertilizer industry. According to the National Bureau of Statistics, the PRC’s output of chemical fertilizers grew from 37.9 million tonnes (by effective component) in 2002 to 57.9 million tonnes (by effective component) in 2007, with an average annual growth rate of 8.8 percent.

The PRC Chemical Industry

The chemical industry is the third largest in the PRC and accounted for 10 percent of the country’s Gross Domestic Product (“GDP”) in 2006 according to the PRC National Bureau of Statistics. Chinese consumption constituted 35 percent to 40 percent of global demand growth for chemicals. The growth in domestic demand for chemicals alone in 2005 and 2006 was 7 percent to 8 percent, according to the PRC National Bureau of Statistics. Despite this growth however, the PRC has a net chemical trade deficit and remains heavily dependent on imported raw materials, which have over recent years been affected by upward price trends in the world market caused by heavy global demand for raw materials, petroleum and other inputs.

Information on the Industry

Classification and Function of Fertilizers

Fertilizers are used to provide, maintain and improve plant nutrition and enhance the performance of the soil in which plants grow, with the aim of increasing agricultural output, improving the quality of agricultural products and increasing plants’ resistance to disease. As set out below, fertilizers come in both organic and inorganic forms.

Chemical Fertilizers (Inorganic Fertilizers)

Chemical fertilizers are manufactured using inorganic material of wholly or partially synthetic origin, and are added to the soil to sustain plant growth. Chemical fertilizers generally contain one or more of the following nutrients, which are essential to plant growth:

• Nitrogen

Nitrogen plays an important role during plant growth. It is a component of amino acids in plants, which are the building blocks of protein. Nitrogen also helps the crop yield. It not only increases the output of agricultural products, but also improves their quality.

• Potassium

Potassium is essential in its ionic form for metabolism. Potassium encourages crops to use nitrogen more efficiently, increases production, improves crop quality and increases crop resistance.

• Phosphorous

Phosphorus is the component of cell protoplasm in the plant. It plays an important role in cell growth and proliferation. It also assists in photosynthesis, and accelerates root growth of seedlings and the growth of plump-eared grain.

In accordance with their mineral nutrient content, chemical fertilizers can be divided into four types, namely nitrogen, phosphate, potash and compound fertilizers.

Organic Fertilizers

Organic fertilizer is made up of materials of natural origin (primarily derived from plants and/or animals). It releases nutrients into the soil as its constituent parts are broken down by micro-organisms.

Organic fertilizers promote the growth and reproduction of micro-organisms in the soil, improve the physical, chemical and biological characteristics of the soil, and increase the soil’s capacity to hold water and nutrients, thus creating a favorable environment for plant growth.

GLOBAL DEMAND AND SUPPLY OF FERTILIZER

The steady growth of the global population and of the world economy has contributed to increased demand for agricultural products. Other factors, including the development of bio-energy (partly in response to rising oil prices) and the implementation of favorable agricultural policies in certain countries, have also promoted agricultural growth, which in turn has led to growth in demand for fertilizers.

2007 was a record year for the global production of fertilizer, as buoyant demand stretched the industry’s capability to meet global requirements. External factors such as those noted above are likely to further increase agricultural production, thus stimulating demand for fertilizers, particularly in Asia and the Americas. After a modest 1.5 percent growth in 2006, aggregate world fertilizer consumption increased sharply, by over 5 percent in 2007. East Asia and North America accounted for the majority of the increase in demand.

Global Fertilizer Consumption (million tonnes)

	Nitrogen	Phosphorus	Potassium	Total
2007 (estimated)	99.4	40.2	29.1	168.7
2008 (forecast)	102.9	40.8	29.8	173.5
2012 (forecast)	114.9	45.4	32.8	193.1
2008-2012 CAGR* 2008 **	2.8%	2.7%	2.4%	2.7%

*Compound Annual Growth Rate
**Based on estimates of future demand in 2008 and 2012.

Source: IFA, June 2008

An International Fertilizer Association (“IFA”) report indicates that, in response to relatively high agricultural commodity prices in 2007, as well as to policies promoting fertilizer use in many Asian countries and favorable weather conditions in the northern hemisphere, global fertilizer demand in 2007 is estimated at 168.7 million metric (Mt) tonnes of nutrients. At the regional level, the bulk of the increase in demand is forecast to come from Asia and, to a lesser extent, from Latin America. South Asia and East Asia together are forecast to account for two-thirds of total global growth. If Latin America is added, the three regions together are forecast to account for 81 percent of the increase in global demand in the next five years. The IFA report’s projections for 2008 point to a further increase of 2.87 percent in world fertilizer demand, reaching 173.5 million metric tonnes.

GROWING AGRICULTURAL INDUSTRY IN THE PRC

The PRC is one of the fastest growing economies in the world and primary industry (farming, forestry, animal husbandry, sideline production and fishery) accounts for over 10 percent of the PRC’s total gross domestic product.

The PRC has a huge population of 1.3 billion. In contrast, the country’s farmland is relatively limited, with approximately 130 million hectares of arable land. Per capita arable land is less than 0.1 hectares.

Accordingly, the PRC Government attaches great importance to the PRC’s issues concerning “countryside, farmers and agriculture”. It has promulgated a series of agricultural measures in favor of farmers since 2004, such as agricultural tax relief, adopting agricultural subsidies and controlling arable area, so as to promote the continued growth of agricultural production and farmers’ income. In 2007, the average per capita net income of Chinese farmers reached RMB 4,140, representing an increase of 9.5 percent Over 2006. The PRC’s total grain output reached 0.5015 trillion kilograms in 2007.

OVERVIEW OF THE PRC FERTILIZER INDUSTRY

The PRC’s chemical fertilizer industry plays an important role in the world fertilizer industry. The PRC is one of the largest fertilizer producers and it accounts for 34 percent of global consumption (168.7 million tonnes – by effective component) in 2007.

In order to encourage investment in the fertilizer industry, the PRC Government has promulgated a number of preferential policies, including zero rate VAT for fertilizer products, preferential electricity prices and cheaper railway transportation.

The PRC’s continuous economic growth, agricultural development, growing demand for fertilizers and preferential fertilizer industry policies combine to promote the development of the fertilizer industry. According to the National Bureau of Statistics, the PRC’s output of chemical fertilizers grew from 37.9 million tonnes (by effective component) in 2002 to 57.9 million tonnes (by effective component) in 2007, with an average annual growth rate of 8.8 percent.

Development trend of Chinese fertilizers

1.	Continuous development of chemical fertilizers

The pressure to use a decreasing area of land to feed a growing population has resulted in a consistent upward trend in the output of chemical fertilizers in the PRC. The use of compound fertilizers in particular has grown continuously in recent years.

2.	Development opportunity for slow/controlled release fertilizers

The PRC Government’s 11th Five-Year Technology Development Planning and the National Mid/Long- Term Science and Technology Development Planning Framework of 2006 indicated the direction for the development of technology of Chinese fertilizers, focusing on research and development of environmentally-friendly fertilizers’ key technologies and developing compound slow release and controlled-release fertilizers. The development and increased usage of slow release and controlled release fertilizers should serve to reduce agricultural pollution, and also to save non-renewable resources.

COMPOUND FERTILIZERS IN THE PRC

Compound fertilizers have become increasingly popular over the past decade and the consumption of them has been growing at the fastest rate among the categories listed. The consumption of compound fertilizers in the PRC has grown from approximately 6,708,000 tonnes in 1995 to approximately 13,032,000 tonnes in 2005, representing a CAGR of approximately 7.66 percent The Directors believe that the increasing popularity of compound fertilizers in the PRC derives from their greater nutrient content compared with that of single-fertilizer mixtures, and the fact that they can be adapted to give crops a variety of different nutrients to cater for different conditions and times of application.

EMERGENCE OF ORGANIC FERTILIZERS

Chemical fertilizers provide plants with immediately available nutrients to sustain plant growth and have been widely used in traditional PRC agricultural production for decades. Prolonged usage of chemical fertilizers will reduce the soil’s beneficial organism population and harden the soil. More and more countries are therefore shifting gradually towards the use of organic fertilizers.

Organic fertilizer has been listed as one of the key development products in the 11th Five-Year Plan for Ecology Protection, promulgated in October 2006. The PRC Government also indicated that it would increase spending on research and development on organic fertilizer products and technologies in the next five to ten years. These new policies will help the farmers to realize the advantages of using organic fertilizers, especially for farmland with poor soil structure and fertility after prolonged inappropriate use of chemical fertilizers. Accordingly, the Directors believe that demand for organic fertilizers will remain strong in the coming years.

PRC GOVERNMENT SUPPORT FOR THE FERTILIZER INDUSTRY

According to the PRC National Bureau of Statistics, the PRC is currently the largest fertilizer market in the world whereby fertilizer production and consumption account for 34.3 percent of the global market and the annual average growth rate in fertilizer application for 2002-2007 was 8.8 percent with demand growth higher than the world average level. The Directors expect that the steady growth of the PRC’s population and rising income will lead to demand for a diet with higher protein such as meat, which requires grain as feedstock. The PRC’s urbanization and industrialization will result in a continued decline in available arable farm land, thus making it essential for the PRC to raise its agricultural products yield to ensure adequate food supply. At the same time, the Directors believe that economic reform in the PRC will lead to a growth in consumer demand for cash crops such as vegetables and fruits, which generally require the application of higher volumes of fertilizers than traditional farm crops. The PRC Government has mandated that farmers increase crop yields in order to decrease the nation’s dependence on food imports; the growing consensus on the need to use environmentally friendly fertilizers has also been a factor in the growth of the business of the Group. The Directors believe that as a result of these factors, the demand for and the usage of fertilizers in the PRC will increase and that, as one of the fast-growing and competitive fertilizer producers in the PRC, the Group will benefit from the growth of the Chinese fertilizer market.

As fertilizer usage is key to increasing grain production yields, the PRC Government has been encouraging fertilizer application and hence production. Fertilizer production enterprises are given a number of benefits by the PRC Government in terms of electricity supply and transportation. Since 2004, the PRC Government has introduced several preferential VAT policies directly for the benefit of fertilizer production enterprises; for instance, 50 percent of the VAT collected from urea producers is refundable to these producers. To further support the industry, from 1 July 2005, urea producers were temporarily exempted from paying VAT, pursuant to a joint announcement made in May 2005 by the Ministry of Finance and State Administration of Taxation. The purpose of these preferential tax policies, and other supportive policies from the Government, is to promote domestic fertilizer supply and stable fertilizer prices.

In addition, the 11th Five-Year Plan for National Agricultural & Rural Economic Development, promulgated in August 2006, establishes a goal of an annual 0.65 percent increase in comprehensive grain productive capacity over five years, assuming an annual 0.18 percent decrease in planted grain acreage. The allowance for the agricultural industry reached RMB 63.8 billion in 2008, representing an increase of 131 percent over 2007. The PRC Government has recently declared that it will strive to double the income of Chinese farmers by 2020 from the 2008 level and elevate the nation’s agricultural productivity to a higher level. The 11th Five-Year Plan for Fertilizer Industry, issued by the PRC’s National Development and Reform Commission in October 2006, urges that the nation’s fertilizer production should reach 60 million tonnes by 2010, which represents an approximately 25 percent growth above the production in 2004. The Directors believe that these policies will lead to a sustained demand for each type of fertilizer.

OVERVIEW OF THE PRC CHEMICAL INDUSTRY

The chemical industry is the third largest in the PRC and accounted for 10 percent of the country’s GDP in 2006 according to the PRC National Bureau of Statistics. Chinese consumption constituted 35 percent to 40 percent of global demand growth for chemicals. The growth in domestic demand for chemicals alone in 2005 and 2006 was 7 percent to 8 percent, according to the PRC National Bureau of Statistics.
Despite this growth however, the PRC has a net chemical trade deficit and remains heavily dependent on imported raw materials, which have over recent years been affected by upward price trends in the world market caused by heavy global demand for raw materials, petroleum and other input.

Operations and Employees

The Group’s major production facilities and sales offices are located in Weifang, Shandong Province in the PRC. At the date of this document, the Group has approximately 220 employees, including the Executive Directors. Most of the employees work in Shandong Province.

The breakdown of the employees by function is as follows:

	Changda Fertilizer	Changda Chemical	Changda International Total
Directors	6	1	7
Management and administration	9	4	13
Finance and Accounting	13	5	18
Sales and marketing	17	9	26
Product Development	7	7	14
Production	49	81	130
Quality Control	7	5	12
Total	108	112	220

Directors

Charles Frans Victor Brock , Chairman and Director (age 42)

Mr. Brock has over 20 years of experience in investment management and corporate finance, specializing in the Asian region. Mr. Brock most recently served as a director in the corporate finance department of Insinger de Beaufort, helping to develop the Chinese/Asian side of business. Before joining Insinger, he was Head of Pacific Equities at F&C Management Limited and Director of F&C Emerging Markets Ltd.  Mr. Brock is a member of the CFA Institute and the UK Society of Investment Professionals. He graduated from York University with a BA(Hons) in Economics and Politics and obtained an M.Sc. in Development Studies from The School of Oriental and African Studies.

Leodegario Quinto Camacho , Chief Financial Officer and Director (age 56)

Mr. Camacho has over 34 years of experience as a financial controller in both public and private companies in the United States and the Philippines. As a professional Certified Public Accountant for 33 years, he is a member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants and Association of Filipino-American Accountants. Mr. Camacho is currently serving in a CPA firm Camacho & Camacho LLP in New Jersey.

Qing Ran Zhu , Chief Executive Officer and Director (age 47)

Mr. Zhu has over 20 years of experience working in the sales and marketing of feed products in the PRC agricultural industry. Before co-founding Changda Fertilizer and Changda Chemical, Mr. Zhu was the Vice General Manager of Weifang Legang Food Company and obtained extensive knowledge about food production, and consequently food and health regulations in the domestic market. Mr. Zhu graduated from Weifang Vocational College with a Bachelor’s degree in Economics Administration.

Hua Ran Zhu , Director and Co-founder (age 54)

Mr. Zhu has over 20 years of experience working in the chemical industry. Before co-founding Changda Fertilizer and Changda Chemical, Mr. Zhu was in charge of the production workshop and machinery safety department in Shandong Haihua Group, thereby building years of expertise and experience in the production and safety of chemical products. Mr. Zhu graduated from the University of Shandong Government Official Distance-Learning.

Carsten Aschoff , Director (age 38)

Mr. Aschoff has over 10 years’ management experience with various technology companies in both Germany and the PRC. Mr. Aschoff is currently the director of Siger Trading Ltd and Siger Technologies GmbH in Germany since March 2006 and August 2006 respectively. From July 2005 to March 2006, Mr.Aschoff was involved in freelance consulting work in the PRC. Between 2002 and June 2005, Mr. Aschoff was the general manager for Shandong Linuo Paradigma Co. Ltd. in Jinan, China. He was responsible for business development, production and distribution of solar thermal systems. From 1998 to 2003, Mr. Aschoff was the lecturer at the University of Applied Science HFT in Stuttgart, Faculty of Architecture – “technical development” and “sustainable building”. Between 1996 and 2001, Mr. Aschoff was working in the product management in Paradigma Energie-und Umwelttechnik GmbH & Co. KG, Karlsbad, Germany.

Jan Pannemann , Director (age 34)

Mr. Pannemann has six years of experience as a project manager and independent business advisor in the City of London. Mr. Pannemann is also a co-founder of Qingdao China Partners Investment Advisory, a PRC centric strategic management advisory company, which was successfully merged in 2007 with now PLUS Markets quoted Geo Genesis Group Ltd. Mr. Pannemann currently lives and works in the PRC.

Senior Management

Intellectual Property

All of the Group’s fertilizer products are sold under the “CHANGDA” trade mark, which was granted by the PRC authorities on October 14, 2008, other than those sold through China Post, which are sold under the “FENGTAI WOSIDA” trade mark, which was granted by the PRC authorities on October 7, 2008. The “CHANGDA” trade mark covers a wide range of fertilizer products, including agricultural fertilizers, animal fertilizers, compound fertilizers and plant fertilizers.

All the Group’s chemical products are also sold under the “CHANGDA” trade mark. The trademark “CHANGDA” for the chemical products was applied for in June 2006 and June 2007.

A total of eight patent applications have been filed in the PRC in relation to the various production methods and technology currently employed by the Group for its fertilizer business. In addition, the Group has, together with Mr. Qing Ran Zhu filed two patent applications in the PRC in relation to its snow melting agent product and thiophene production methods and technology for its chemical business segment. A summary of the Group’s patents is set out below:

Company Business	Patent Description	Patent registration No.	Status	Date of patent filed/issued
Fertilizer	High silicon compound fertilizer product and its Production Process	200710110812.1	Filed	June 11, 2007
	Sprout and Article Formation Production Process for Compound Fertilizer	200610043439.8	Granted	December 12, 2007
	An Organic-Compound Fertilizer and its Production Process	200810007504.0	Filed	February 26, 2008
	Intelligent Sulfur Film Coating for Large Granular Urea or Granular Compound Fertilizers	200710195664.8	Filed	December 5, 2007
	A Soil Conditioner Containing Nitrogen and Phosphor	200810007850.9	Filed	February 26, 2008
	A Social Conditioner and its Production Process	200810007503.6	Filed	February 26, 2008
	Resin capsule fertilizer and technology 1	200810126410.5	Filed	June 26, 2008
	Resin capsule fertilizer coating	200810126411.X	Filed	June 26, 2008
Chemical	Treatment method of a Sulphur contained Tar Waste produced in Manufacture Process for Thiophene 1	200710195665.2	Filed	December 5, 2007
	Anti Freeze Combination and its Production Process	200610043440.0	Granted	December 25, 2007

1 Patent applications were filed in the name of Mr. Qing Ran Zhu, who has signed an instrument stating that he will assign the patents to Changda Chemical and Changda fertilizer (wherever applicable) free of consideration after the patents are granted.

Currently, two patent applications have been granted to the Company’s PRC subsidiaries and eight applications are still pending. Upon completion of the registration as the owner of the filed patents, the Group will be able to enjoy all rights and benefits in those patents.

Insurance

The Group has taken out a basic asset insurance policy with China Continent Property & Casualty Insurance Company Ltd. However, the Group does not have business disruption insurance, as the Group has determined that the risks of disruption and the cost of insurance are such that it does not required it at this time. Any business disruption, litigation or natural disaster may result in substantial costs and diversion of resources. Should any of these events occur they may have a material adverse risk on the business and financial results of the Group.

Research and Development

The Group devotes considerable effort and resources in improving the quality of its existing products and accelerating the development of new products. The Group has a research and development team comprising 14 staff. Most members of the research and development team have either bachelors or master’s degrees in related fields. They have considerable experience in soil studies, plant nutrition and fertilizers and chemistry. The main functions of the research and development team are to:

i.	conduct research and technical feasibility studies on the formulae, manufacturing processes, quality and stability of the Group’s products;
ii.	keep the Group abreast of the latest developments in both the global and domestic chemical fertilizer markets; and
iii.	formulate and evaluate the strategic policies for the Group’s products to enhance their marketability.

In addition to research and development into new products and production processes, the Group’s research and development centre also provides after-sales support and training to its distributors and customers. Such services not only help to build and strengthen customer relationships, but also allow the Group to receive feedback on its products for continuous development and improvement.

Our Competitors

Given the relatively high cost of transporting fertilizers and the poor transport links across parts of rural China, the major competitors to the Group’s fertilizer business are companies located in Shandong Province or nearby, many of which are small family-run operations. The Group also faces some competition from larger quasi-national companies, in particular:

● Shandong Hualu-Hengsheng Chemical Co., which operates various fertilizer production lines, including those for urea and ammonia, in Dezhou, Shandong Province;

● China Blue Chemical Ltd, which supplies an extensive range of fertilizers. It operates in the main agricultural regions of China, including Shandong Province;

● Hubei Yihua Chemical Industry Co., which supplies the domestic market with a range of chemical fertilizers. It is based in Hubei Province in Eastern China;

● Qinghai Salt Lake Potash, a leading fertilizer company which specializes in the production of potassium chloride, a product that it sells throughout China;

● Sinofert Holdings Ltd. (“Sinofert”) is an investment company with shareholdings in various undertakings which operate in the Chinese fertilizer market. Sinofert’s two main business streams – sources and distribution – operate nationwide. Sinofert produces all three nutrient-based fertilizers – nitrogen, phosphate and potash – as well as a range of compound products: potash is its leading profit generator.

In terms of its specialty chemicals business, competition for the Group is less clear-cut. In particular, contracts for its snow melting products normally follow the submission of tenders, both in mainland China and in overseas markets; in the latter case, the Group will normally be competing against local suppliers.

Competitive Strengths

The Directors believe that, compared with other PRC fertilizer manufacturers, the following principal competitive strengths contribute to the Group’s historical success and future prospects:

Experienced management team

The management team has average industry experience of over 10 years in production, financial and business management. The Directors believe the management team possesses the leadership, vision and in depth industry knowledge to anticipate and take advantage of market opportunities, to formulate sound business strategies, and to execute the strategies in an effective manner to maximize the benefit to Shareholders. Senior management has been able to achieve cost-efficient, organic and acquisitive growth of the Group’s business as well as effective integration of management and operations. A corporate management system, business philosophy and corporate culture have contributed to the success of the Group’s historical growth.

Strong distribution channel anchored by an exclusive distribution agreement with China Post

The Group’s sales are primarily in Shandong Province, one of the major agricultural provinces in the PRC, and overseas to Japan. The Group supplied 10 percent of snow melting agents demanded in Japan in 2007. The Group has established a broad distribution network, including five exclusive distribution centers in Shandong Province, and an exclusive distribution agreement with China Post, which has a broad network of 80,000 distribution centers in 18 cities in Shandong Province. The Group has a large corporate and government client base. The Group is able to obtain information on the identity of end-users, so as to establish on-going and direct business relationships with them, providing technical training and after-sales services. Training seminars are also conducted on a regular basis for end-users, to familiarize them with the Group’s products and promote brand presence and enhance market value.

The Group reviews the strengths of potential distributors, including their financial soundness, market coverage and reputation, to evaluate potential candidates before appointing them as distributors.

A developer of next generation microbial organic-inorganic compound fertilizers and slow-release compound fertilizers

Prolonged application of synthetic chemical additives to soil leads to deterioration of soil condition and water pollution. Unlike inorganic fertilizers, the Group’s microbial organic-inorganic compound fertilizer products may facilitate the preservation of soil fertility and the prevention of some plant diseases. In 1998, the State Council of the PRC launched the “Rich Soil Project” in the PRC, with the objective of improving the deteriorating arable soil condition by promoting the usage of organic fertilizers. The Group’s microbial organic-inorganic compound fertilizer products are consistent with this government policy, and the Directors believe they will contribute to the protection of the environment.

Excellent growth in turnover and asset scale compared to peers in the PRC

Between 2005 and 2007 the Group achieved a CAGR of 59 percent in turnover and 74 percent in net income. This is significantly greater than the growth rates exhibited by the Group’s listed peers. The Directors believe that the use of the proceeds of the offering to fund the new plant in Heze, the expansion of new chemical lines and the advancement of research and development shall help the Group to continue on this strong growth trajectory.

Full scale research and development support with patent coverage over both the fertilizer and chemical key products

The Group’s product range of fertilizers and chemical products are covered by two granted patents and eight patents which are pending. The Group has a strong focus on research and development to ensure that the quality of its products is continuously improved and to accelerate the development of new products.  The Directors are confident that the Group’s capabilities in developing new products and production processes will allow the Group’s products to remain at the forefront of those available in the Group’s target markets.

Strong brand with national awards and accreditations

The Group’s brands are well known in the Shandong province of the PRC, which is the Group’s key target market. The products offered by the Group are associated with high quality fertilizer products.

Fertilizer sector receives significant support from the PRC government

The PRC Government has expressed strong support for the agricultural industry, declaring that farmers’ incomes should double from the 2008 level by 2020 and that agricultural productivity should increase. The PRC Government has also expressed support for the fertilizer industry in particular, stating that annual fertilizer production should reach 60m tonnes by 2010, representing a 25 percent increase over the 2004 level. The Directors believe that these policies will lead to a sustained demand for each type of fertilizer.

The Company’s internal processes and environmental procedures are ISO9001/ISO 14000 certified

The internal processes and environmental procedures adopted by the Group ensure that quality control, efficiency and environmental awareness are of the highest level. This has been recognized by the attaining of the internationally recognized ISO 9001 and ISO 14000 certifications.

Quality Control Standards and Procedures

Stringent quality control measures are implemented throughout the fertilizer and chemical products’ production process in accordance with national standards. Each of the plants has a quality control team in place to ensure product quality meets the standards set by the PRC Government.

The quality management and control system of the production facilities encompasses the following features:

• Process control – well-trained management and operating personnel to optimize operations, stabilize production and ensure product quality.

• Packaging and storage – systematic package and storage procedures are in place to ensure proper packaging and to avoid any damage to the products during storage in the Group’s warehouses.

• Testing and Inspection – testing appliances are installed. Quality inspection teams undertake random tests of both intermediate and finished products on a sample basis to ensure the products comply with the required standards. Testing processes include checking physical appearance and composition of nutrients.

• Machinery and equipment management – engineers and other personnel conduct regular checks and repairs to maintain production.

Legal Proceedings
Currently we are not involved in any pending litigation or legal proceeding.

RISK FACTORS

In addition to the other information set out in this document, the following special factors should be considered carefully in evaluating whether to make an investment in the Company. This is a high risk investment and investors may lose a substantial proportion or even all of the money they invest in the Company. If you are in any doubt about the contents of this document or the action you should take, you should consult your stockbroker, solicitor, accountant or other independent professional advisor authorized under the FSMA who specializes in advising on the acquisition of shares and other securities.

The Directors believe the risks set out below to be the most significant for potential investors. The risks listed, however, do not necessarily comprise all those associated with an investment in the Company and are not intended to be presented in any order of priority.

Any persons considering whether to acquire Shares should seek professional tax advice as to the consequences of their owning Shares in the Company as well as receiving returns from it. Tax commentary in this document is provided for information only and no representation or warranty, express or implied, is given to any recipient of this document as to the tax consequences of acquiring, owning or disposing of Shares and neither the Company nor the Directors will be responsible for any tax consequences of any investment in the Company.

RISKS RELATING TO THE GROUP’S BUSINESS OPERATIONS

The Company is a newly formed company with no operating history and therefore investors are not able to assess the Company’s prospects on the basis of past results

Although the Group has a history going back to 2005, the Company was incorporated on April 2, 2007 and has no significant trading, operating or financial history. It may be difficult, therefore, to evaluate the Company’s current or future prospects. In addition, new products such as microbial fertilizer and thiophene which were launched in 2007 cannot be construed as an indication of the future performance of the Group. The Group will also launch new types of fertilizer after completion of the new production plant in Heze, Shandong Province. Certain business segments of the Group are in an initial stage of operation, and may therefore incur additional business risk.

Reliance on China Post Logistics (Shandong) Limited (“China Post”)

For each of the three years ended December 31, 2005, 2006, and 2007, sales via China Post and its branch offices accounted for approximately 56 percent, 51 percent and 61 percent respectively of the Group’s total turnover. If there is any disruption in the Group’s business relationship with China Post and the Group fails to secure new distributors with a similar sales network in the PRC, the operation and profitability of the Group may be adversely affected.

Dependence upon key personnel

The Group’s performance is to a significant extent dependent upon the continuing services and performance of key management personnel and in particular the Co-founders, two of whom are also Executive Directors. The Group’s future success will depend, in part, on its ability to attract and retain highly qualified management and technical personnel. There can be no assurance that the Group will be successful in hiring or retaining qualified personnel. The loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on the business and operations of the Group.

30 days’ notice of termination by key management

Under the laws of the PRC, no employee can be required to give longer than 30 days’ notice of the termination of their employment. Although the key management personnel in the PRC have been hired on employment contracts with an initial fixed term of 3 to 5 years, there is a risk that any of the key management personnel could cease employment with the Group on 30 days’ notice at any time.

Risk of infringement of the Group’s intellectual property rights in the PRC

All the Group’s fertilizer and chemical products are sold under the “CHANGDA” and “FENGTAI WOSIDA” trademarks which are registered as trademarks in the PRC. In addition, two patent applications have been granted and eight patent applications are still pending. There can be no assurance that the existing legal protection in the PRC will effectively prevent unauthorized use of the Group’s “CHANGDA” and “FENGTAI WOSIDA” trademarks or the misappropriation by third parties of the technology associated with the Group’s applied/registered patents.

Policing unauthorized use of the trademarks and the proprietary technology of the Group may be difficult, costly and ineffective, and there can be no assurance that any steps taken by the Group will effectively prevent any such misappropriation or infringement from occurring. Unauthorized use of the Group’s trademarks and patented technology could adversely affect the performance of the Group and its business reputation. Failure to renew the Group’s trademarks could also adversely affect the performance of the Group and its business reputation.

In relation to the eight patent applications which are still pending, should the Group fail in its application for securing such patents, it may not be able to prevent the unauthorized use of the Group’s technologies and methods as set out in the applications. In this event, unauthorized use of the Group’s production methods and technologies could adversely affect the performance of the Group.

Risk that the Group may be subject to claims of infringement of third-party intellectual property rights

From time to time, third parties may assert against the Group alleged patent, copyright, trademark, knowhow, or other intellectual property rights to technologies that are important to the Group’s business. In particular, the Group may be subject to intellectual property infringement claims relating to micro-organic compound fertilizers from a Mr. Jiu Shun Chen. Mr. Chen and one of the Co-founders, Mr. Qing Ran Zhu, who were co-applicants in relation to three patent applications relating to micro-organic compound fertilizers, but those patent applications, were rejected by the China Patent Office. Changda Fertilizer used the underlying technology as set out in the patent applications in manufacturing its products in 2006 and 2007, and the sales of those products made up a significant portion of Changda Fertilizer’s revenues in 2006 and 2007; however, the products related to the patents in question are no longer in production by the Group and are not anticipated to be produced by the Group in the future.

Any claims that the Group’s products or processes, whether in relation to the specific circumstances set out above or otherwise, infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause the Group to incur significant costs in responding to, defending, and resolving such claims, and may divert the efforts and attention of the Group’s management and technical personnel away from the business. As a result of such intellectual property infringement claims, the Group could be required or otherwise decide it is appropriate to: pay third-party infringement claims; discontinue manufacturing, using, or selling particular products subject to infringement claims; discontinue using the technology or processes subject to infringement claims; develop other technology not subject to infringement claims, which could be time-consuming and costly or may not be possible; and/or license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms.

The occurrence of any of the foregoing could result in unexpected expenses or require the Group to recognize an impairment of the Group’s assets, which would reduce the value of the assets and increase expenses. In addition, if the Group alters or discontinues the production of affected items, its revenue could be negatively impacted.

Risks in failing to obtain statutory permits/certificates/approvals or to renew existing statutory permits/ certificates/ approvals

(a)	Fertilizer related permits and certificates

Industrial production permits and fertilizer registration certificates are statutory requirements for the production and/or distribution of certain fertilizers in the PRC. As at the date of this document, these permits and certificates in relation to all of the Group’s fertilizer products have been obtained. Failure to renew these industrial production permits and/or fertilizer registration certifications by the Group upon their respective expiry could adversely affect the operation of the Group.

(b)	Real estate approvals

The Group has not obtained formal title certificates to some of the properties it occupies and one landlord lacks the legal right to lease the properties to the Group, which may materially and adversely affect the Group’s right to use such properties.

Changda Heze is constructing fertilizer manufacturing facilities on a parcel of land with an area of approximately 53,333 square meters in the Mudan Industrial Park, Heze City, Shandong Province. Although the Group has entered into a letter of intent with the local government in Heze regarding the purchase of the land from the State, the Group is still in the process of obtaining the relevant land use right certificates and building ownership certificates for the land and the constructions being built thereon. Upon obtaining the relevant certificates for these properties, the Group will have the legal right to occupy, let, transfer and mortgage such properties. However, the Group may not be able to obtain all of the title certificates it currently lacks, in which case its rights as owner or occupier of the land and the constructions may be adversely affected as a result of the absence of the formal title certificates as described above and it may be subject to lawsuits or other actions taken against the Group. Moreover, Changda Heze may also be subject to fines of 5 to 10 percent of the cost of constructions built by Changda Heze on the land without first obtaining construction approvals (construction costs were approximately RMB 18 million, approximately U.S. $2.6 million).

Changda Chemical leases a parcel of land with an area of approximately 22,500 square meters from Xinxing Village Villagers’ Committee (the “Committee”). Changda Chemical has built manufacturing facilities on the land. The Committee does not have the right to lease the land to Changda Chemical because the land is collectively-owned land for agricultural purposes and therefore is not permitted to be leased for industrial purposes. Although the Company has received written certifications from the local authority that Changda Chemical has attended to all relevant procedures using the land and that the land is, according to the municipal planning authority, intended for industrial purposes, the lease may be deemed invalid under PRC law. If the lease is terminated or invalidated, the Group may be forced to seek alternative premises, without entitlement to any compensation and incur additional costs relating to such relocations. Moreover, Changda Chemical may also be subject to fines of 5 to 10 percent of the cost of the constructions built by Changda Chemical on the land without first obtaining construction approvals (construction costs were approximately RMB 4.3m, approximately U.S.$629,000).

(c)	Safety and environmental approvals

The Group has obtained production safety approvals with respect to its manufacturing lines which are currently in use for its fertilizer and chemical business. Failure to renew these approvals upon their respective expiry could adversely affect the operations of the Group.

Differences between PRC and US GAAP

The profits of the Group are derived from its subsidiaries established in the PRC. The profits available for distribution for companies established in the PRC are determined in accordance with PRC accounting standards, which may differ from the amount arrived at under the U.S. Generally Accepted Accounting Principles (“US GAAP”).  In the event that the amount of the profits determined under the PRC accounting standard in a given year is less than that determined under the US GAAP, the Company may not have funds to allow distribution of profits to its Shareholders.

Untested market for thiophene and fire retardant chemical

It is possible that if and when the Group’s thiophene and fire retardant chemical products are launched into the market, the originally predicted market may have changed either due to an increase in the supply of such products or changes in the demand for such products. Therefore, there is no assurance that the Group will be able to sell any of its new products as planned, and failure to do so may have an adverse impact on the Group’s business, operations and financial condition.

Sustainability of growth

The Group achieved a turnover and net profit growth of about 57 percent and 52 percent respectively for the financial year ended December 31, 2007. There is no assurance that such growth rate can be sustained or that the Group can retain and attract qualified management, employees and customers. In the event that the Group is unable to maintain such attributes, the Group may have negative growth or stagnant growth, which in turn may impair its business operations and profitability.

Sustainability of profit margin

Raw materials for fertilizer products have risen significantly in the last several years. The Group expects continued volatility and uncertainty in prices for raw materials. In addition, the operations of the Group, like those of other PRC fertilizer companies, are also subject to extensive regulation by the PRC Government authorities such as the Ministry of Agriculture, the State Development Planning Commission, the Ministry of Commerce, the State Bureau of Taxation and the local pricing bureaus, which exercise extensive control over various aspects of the operations of the Group: pricing mechanisms for the Group’s raw materials and main products; industry-specific taxes and fees; and import and export quotas and procedures. As a result, the Group may face significant constraints on its ability to implement its business strategies or to maximize its profitability. Price increases in raw materials and any change to the regulation by the PRC Government authorities may adversely affect the Group’s fertilizer business and the profitability and financial results of the Group.

Relationship with existing and ex-employees

The Group has a total of approximately 220 employees and skilled labor working in its offices and production facilities in the PRC. The Directors are of the view that the Group has not experienced any labor disputes which could lead to material undesirable disruptions to the Group’s operations and business. However, there can be no assurance that the Group will be able to maintain a prolonged good relationship with its existing or ex-employees and that no labor disruptions will occur in the future. Should any industrial action or labor unrest occur, the Group’s business operations could be adversely affected.

The Group faces competition from other fertilizer and chemical producers and sellers. Therefore, business and prospects may be adversely affected if the Group is not able to compete effectively.

The Group operates in markets where it competes with domestic chemical and organic fertilizer and chemical producers and sellers of similar or larger size and scale in the PRC. In addition, a number of foreign companies have established fertilizer and chemical manufacturing enterprises in the PRC, and other foreign manufacturers may do so in the future. The Group also operates in a very competitive international fertilizer market. Such domestic and foreign competitors may have greater access to financial resources, higher levels of vertical integration, better operating efficiency and longer operating histories. If the Group is unable to improve product quality, performance and price competitiveness or if the Group is unable to anticipate and respond to changing market demand, maintain operating efficiency and economies of scale, and control costs in connection with the planned expansion, raw materials and energy, the Group’s business and prospects may be adversely affected and the Group may not be able to compete effectively.

The Group’s business and operations require capital investment. Failure to raise sufficient capital in a timely manner may adversely affect business and results of operations

In accordance with its development plan, the Group intends to expand its operations in Heze, Shandong Province of the PRC. Management may from time to time have other business expansion plans that require further capital. If it proves unable to obtain such additional funding, the Group may not be able to pay for the necessary capital expenditures needed for expansion, or to implement proposed business strategies or at all. Any of the above could impede the implementation of the Group’s business strategies or prevent the Group from entering into transactions that would otherwise benefit business on commercially reasonable terms or at all and adversely affect its financial condition and results of operations.

Product liability not covered under the Group’s insurance policies

Any defects in the Group’s fertilizer and chemical products could result in economic loss, adverse customer reaction against the Group, negative publicity, and additional expenditure to rectify the problems and/or legal proceedings instituted against the Group. The Group has not maintained any insurance policy against losses that may arise from such claims. Any litigation relating to such liability may be expensive and time consuming, and successful claims against the Group could result in substantial monetary liability or damage to the business reputation of the Group and disruption to the business operations of the Group.

Operational risk

The financial performance of the Group is at all times subject to operational risks which may include factors that are beyond the Group’s control. The production process could face unforeseen operating problems and therefore production could be delayed and financial performance would be adversely affected. Unanticipated additional maintenance of the plant would also impact upon production capacity and revenue projections. This potential downtime would impact upon the results of the Group.

Operations are subject to hazards and natural disasters that may not be fully covered by the Group’s insurance policies

The Group makes substantial investments in complex manufacturing and production facilities and transportation equipment. Many of the production processes, raw materials and certain finished products are potentially destructive and dangerous in uncontrolled or catastrophic circumstances, including operating hazards, fires and explosions, and natural disasters such as typhoons, floods, earthquakes and major equipment failures for which insurance may not be obtainable at a reasonable cost or at all. Should an accident or natural disaster occur, it may cause significant property damage, disruption to operations and personal injuries and the Group’s insurance coverage may be inadequate to cover such loss. Should an uninsured loss or a loss in excess of insured limits occur, the Group could suffer from damage to its reputation or lose all or a portion of production capacity as well as future revenues anticipated to derive from the relevant facilities. Any material loss not covered by the Group’s insurance policies could materially and adversely affect the business, financial condition and operations of the Group.

Possible shortage in supply or price fluctuations of raw materials

The Group has not experienced any significant shortage of raw materials during the past few years. The purchase prices of major raw materials such as urea increased in 2007. The Group has managed to pass on the additional cost to its customers by raising the selling price of its major products; however, the Group has not entered into any long-term supply contracts with suppliers of major raw materials and cannot guarantee that the Group will be able to pass any future increases in raw material purchase prices on to consumers. In the event that there is a significant shortage or change in the purchase price of raw materials in the future and the Group is unable to transfer resulting cost increases to its customers, the business operations and profitability of the Group may be adversely affected.

Reliance on the PRC market

During 2005 to 2007, 80 percent to 92 percent of the Group’s sales were derived from the PRC market. The Directors expect that domestic sales will continue to account for a significant portion of the Group’s total turnover. If there is any material adverse change in political, economic or legal conditions in the PRC market, the Group’s sales and profitability may be adversely affected.

Failure to achieve its business objectives

The future plans as set out in this document have been formulated on the basis of a number of assumptions in relation to future events, which by their nature are subject to changes and uncertainties and may not materialize. Although the Directors will endeavor to execute such plans there is no assurance that the plans of the Group will materialize or be executed in accordance with the stated timeframe or that the objectives of the Group will be fully accomplished.

Moreover, the Directors expect the Group’s business plans to be financed by the net proceeds from the Placing and cash generated from operations. In the event that these funds are insufficient to finance the business plans of the Group and the Group is unable to raise funds through other financing activities, the business plans of the Group may not materialize as described in this document.

Loss of or refusal of extension for preferential tax treatments

Changda Fertilizer and Changda Chemical enjoyed a tax concession with full exemption from enterprise income tax in 2005. In 2006, the local government of the economic development area granted a special tax exemption to Changda Fertilizer and Changda Chemical, pursuant to which each company was entitled to receive a grant equivalent to the amount of enterprise income tax payable for the first two profitable years commencing from January 2006, followed by an entitlement to a grant equivalent to 50 percent of tax payable for the following three years. Accordingly, any loss or refusal of an extension for these preferential tax treatments could increase the tax expenditure of the Group in the future and could have an adverse effect on the Group’s business, operations or financial conditions.

Failure to make payments for the compulsory social insurance schemes

Changda Fertilizer and Changda Chemical failed to make due payments for the compulsory social insurance schemes for their employees in accordance with the relevant PRC laws and the companies are subject to a late charge on the outstanding social insurance premiums. The employees of the Group also have the right to claim damages in connection with the non-payment of the social insurance. No claim, late charge nor penalty has been imposed on the Group as at December 2008. Although the Group has made provision for the outstanding premium, the late charges and the penalties, and the Co-founders have executed a deed of indemnity in favor of the Group against any costs and liabilities which may be suffered or incurred by the Group, the Group’s operations and financial results may be adversely affected if any such claim is made against the Group and the Co-founders are unable to comply with their indemnities obligations.

RISKS RELATING TO THE FERTILIZER AND CHEMICAL INDUSTRIES IN THE PRC

The cyclical nature of the Group’s business will expose it to potentially significant fluctuations in its financial condition

The Group’s sales volumes and revenues are derived from two main product lines, fertilizer and chemical products. In the normal course of business, the Group is exposed to fluctuations in supply and demand and the prices of its products depend on a number of factors, including general economic conditions, cyclical trends in end-user markets, and supply and demand imbalances. In addition, prices of the Group’s fertilizer products also depend on weather conditions, which have a greater relevance because of the seasonal nature of fertilizer application. The domestic price of fertilizers is also affected by demand for agricultural products and affordability of fertilizers by farmers, PRC Government policies and other factors beyond the Group’s control. Changes in supply result from capacity additions or reductions and from changes in inventory levels. The Group cannot guarantee that its prices will remain at recent or current levels or that they will increase in the future.

The Company faces significant challenges and changes in government policies, including changes to VAT policies, adjustments of export custom duties and accession to the WTO, which could affect the operational environment of its industry and thus the Company’s financial performance

To ensure a sufficient supply of fertilizers to meet the domestic demand in the PRC, the PRC Government has historically adjusted its policies towards the export of fertilizers, in particular through the cancellation of VAT refunds and imposition of export tariffs. The PRC Government’s policies regarding export tariffs have historically encouraged or discouraged exports, and the PRC Government changed its tax regime for exports several times during the Track Record Period and thereafter. In addition, the PRC Government may from time to time change its VAT refund policies based on the level of supply or demand. While the Group previously enjoyed VAT refunds for exports of its fertilizer products, the Group is currently subjected to a seasonal export tariff ranging from 20 percent to 185 percent Because of such changes in taxes and export tariffs payable on exports of fertilizer products, the Group’s sales are primarily domestically focused. The Group may in the future be subject to further changes in tax liabilities, which may further affect the mix of domestic and export sales and have an adverse impact on the Group’s business, results of operations and net profits.

As part of its WTO concession commitment, the PRC is obliged to open its domestic fertilizer market to foreign participation within five years of its accession to the WTO by allowing foreign participation in the trading and distribution of fertilizers in the PRC. Whereas domestic fertilizer prices are insulated from fluctuations of international market prices prior to the PRC’s World Trade Organization accession, the Directors anticipate that international market prices will have an increasingly direct impact on its fertilizer prices as the PRC gradually relaxes its fertilizer trade restrictions.

Results of operations are subject to seasonality and could be negatively impacted by adverse weather conditions and seasonality

Sales of fertilizer and snow melting agent products to end-users are seasonal in nature. In general, the Group generates a greater amount of net sales and revenue during planting months such as March to April and September to October each year for its fertilizer business. For the snow melting agent business, net sales are higher during the winter season only. Accordingly, revenue and results of operations may be affected by seasonal variations in demand for the Group’s products.

Imposition of tariffs on export sale of fertilizer products

On April 20, 2008, the PRC Government imposed an export tariff of 100 percent to 135 percent on chemical fertilizers including phosphates, which will increase the overseas selling price of the Group’s products. Further increase of such tariffs will inevitably affect the operations and profitability of the Group.

RISKS RELATING TO THE PRC

Substantially all of the Group’s assets are located in the PRC and a significant amount of its sales revenue is generated from the PRC. Accordingly, the Group’s results of operations, financial condition and prospects are to a significant degree subject to economic, political and legal developments in the PRC.

Adverse changes in the PRC’s economic, political, and social conditions as well as government policies could have a material adverse effect on the PRC’s overall economic growth, which could in turn adversely affect the Group’s financial condition and results of operations

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. For the past two decades, the PRC Government has implemented economic reform measures emphasizing utilization of market forces in the development of the Chinese economy. The Group cannot predict whether any changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have any material adverse effect on current or future business, financial condition and results of operations of the Group.

Changes in foreign exchange regulations and future movements in the exchange rate of RMB may adversely affect the financial condition and results of operations of the Company and its ability to pay dividends

The exchange rate of the RMB depends to a large extent on economic and political developments in the PRC and around the world. Currently, the RMB is freely exchangeable in current account transactions, but government-controlled in capital accounts. The Group’s principal accounting records and domestic sales are in RMB, but its revenue derived from export sales is denominated in foreign currencies. As a result, the Group’s operations are exposed to fluctuations in the exchange rate of the RMB against these foreign currencies. Any appreciation of the RMB would increase the Group’s cost of production and may have an adverse impact on the Group’s export sales. The Company will be able to pay dividends in foreign currencies without prior approval from the PRC’s State Administration of Foreign Exchange by complying with certain procedural requirements. However, there is no assurance that these foreign exchange policies regarding payment of dividends in foreign currencies will continue in the future. Fluctuations in the exchange rate of the RMB may cause uncertainty to the Group’s financial condition and adversely affect the Group’s operating results.

The Chinese economy may experience inflationary pressure, which may lead to an increase in interest rates and a slowdown in economic growth

In response to concerns regarding the PRC’s high rate of growth, the PRC Government has taken measures to slow down economic growth to a more manageable level. Among the measures that the PRC Government has taken are restrictions on bank loans in certain sectors. These measures have contributed to a slowdown in economic growth in the PRC and a reduction in demand for consumer goods. Consequently, these measures and any additional measures, including a possible increase in interest rates, could contribute to a further slowdown in the Chinese economy, which in turn could adversely affect the future demand of the Group’s products and the Group’s operating results.

Restrictions on receipt of dividends from, and transfer of funds to, the Company’s Chinese operating subsidiaries may be imposed

The Company is incorporated in the Republic of the Marshall Islands and is the holding company of the operating subsidiaries of the Group. At present, Changda Fertilizer, Changda Chemical, Changda Heze and Changda Fengtai are the only subsidiaries within the Group. The ability of Changda Fertilizer, Changda Chemical, Changda Heze and Changda Fengtai and any future subsidiaries of the Group which are Wholly Foreign Owned Enterprises (“WFOEs”), to declare dividends and other payments to the Company may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations in the PRC and in the Marshall Islands.

In particular, under PRC law, profit available for distribution from the PRC operating subsidiaries is determined in accordance with generally accepted accounting principles in the PRC. This calculation may differ from the one performed in accordance with IFRS. As a result of the potential difference in profit calculation, there is a risk that the PRC subsidiaries may not have sufficient profit to distribute to the Group so as to allow distributions to the Shareholders in the future. In addition, distributions by the Group’s subsidiaries to the Group other than as dividends may be subject to governmental approval and taxation.

Any transfer of funds from the Group to its PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of certain PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. Further, it is not permitted under PRC law for the Group’s PRC subsidiaries to lend money to each other/another member of the Group. Therefore, it is difficult to change the Group’s capital expenditure plans once the relevant funds have been remitted from the Group to its PRC subsidiaries. These limitations on the free flow of funds between the Group and its PRC subsidiaries could restrict the Group’s ability to act in response to changing market conditions and to reallocate funds from one PRC subsidiary to another in a timely manner.

Ability to enforce judgments abroad

The Executive Directors all reside outside the UK and all or substantially all of the assets of the Executive Directors are situated outside the UK. It may prove difficult for investors to affect service of process upon those members of the Group established in the PRC or elsewhere or the Executive Directors residing outside the UK or to enforce against them in the PRC or elsewhere any judgments obtained from UK courts.

The PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of the courts of the United Kingdom or Marshall Islands or any reciprocal relations with United Kingdom or Marshall Islands with respect to the recognition and enforcement of the courts.

The PRC has not acceded to the Hague Convention on Jurisdiction and Foreign Judgments in Civil and Commercial Matters. Article 318 of the Advisory Opinion of the Supreme People’s Court on Several Issues concerning Application of Civil Procedure Law of the PRC provides that “where a party applies to a competent Intermediate People’s Court of the PRC for recognition and enforcement of a legally effective judgment or written order made by a foreign court, if the country in which such foreign court is located and the PRC have not concluded or acceded to an international treaty and have no reciprocal relations, the party may initiate a new suit in a People’s Court which has sufficient jurisdiction. Based on the same set of facts, a People’s Court will substantively re-examine the case and render a judgment’’.

This is not a procedure for recognizing and enforcing foreign judgments or written orders, since it is an independent judgment made by the People’s Court after exercising sufficient jurisdictional power and undertaking substantive re-examination of the facts of the case. Therefore recognition and enforcement in the PRC of judgments of a court in the United Kingdom or the Marshall Islands in relation to any matter not subject to a binding arbitration provision may be difficult or the outcome uncertain.

Environmental regulation

The Group’s operations are subject to environmental and safety regulation in the PRC. Such regulation covers a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labor regulations and worker safety. The Group may also be subject, under such regulations, to clean up costs and liability for toxic and hazardous substances which may exist on or under any of its properties or which may be produced as a result of its operations. In particular, the acceptable level of pollution and the potential clean up costs and obligations and liability for toxic or hazardous substances for which the Group may become liable as a result of its activities may be impossible to assess against the current legal framework and current enforcement practices of the PRC. In addition, environmental legislation and permit regime are likely to evolve in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibility for companies and their directors and employees.

The New M&A Regulations

The Company has not obtained the approval of the China Securities Regulatory Commission (the “CSRC”) in connection with Admission under the Provisional Regulations on the Merger and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Regulations”). In the event that such an approval is subsequently deemed to be required, the business, financial results and prospects of the Group may be adversely affected. The New M&A Regulations also establish more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.

On August 6, 2006, six PRC regulatory authorities, including the CSRC, promulgated the New M&A Regulations which came into effective on September 8, 2006. The New M&A Regulations purport, among other things, to require an offshore special purpose vehicle (“SPV”), formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC domestic companies or individuals, to obtain the approval of various authorities, including the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by the SPVs seeking CSRC approval for their overseas listings. However, the application of this PRC regulation remains unclear and there is currently no consensus among PRC law firms regarding the scope and applicability of the CSRC approval requirement.

In accordance with the New M&A Regulations, a SPV is an offshore company directly or indirectly controlled by a PRC domestic company or a PRC individual for the purpose of realizing an offshore listing of the interests owned by it/him in a PRC domestic company.

The PRC legal counsel to the Company has advised that the Company is not considered to be a SPV for the purposes of the New M&A Regulations as it is not directly or indirectly controlled by PRC domestic companies or PRC individuals. Accordingly, the New M&A Regulations are not applicable to the Company and it is not necessary to obtain the CSRC approval for the Admission.

However, if the CSRC or other PRC regulatory authorities subsequently determines that the Company is required to obtain the CSRC’s written approval for the Admission, the Company may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. In such an event, these regulatory authorities may impose fines and penalties on the Group’s operations in the PRC, limit its operating privileges in the PRC, or take other actions that could have a material adverse effect on the Group’s business, financial conditions, results of operations, reputations and prospects, as well as on the trading price of the Shares.

The New M&A Regulations also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce (the “MOC”) be notified in advance of any change-of-control transactions in which a foreign investor takes control of a PRC domestic company. In the future, the Company may grow its business in part by acquiring other businesses, although currently it does not have any plans to do so. Complying with the requirements of the New M&A Regulations could be time-consuming, and any required approval processes, including obtaining approval from the MOC, may delay or inhibit the Company’s ability to complete such transactions, which could affect its ability to expand its business or maintain its market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents

The State Administration of Foreign Exchange in the PRC (“SAFE”) issued a public notice in October 2005 requiring PRC residents and non-PRC residents who habitually reside in the PRC for economic reasons (the “PRC Residents”) to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies (referred to in the SAFE notice as an “offshore special purpose company”). PRC Residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. According to an Administrative Measure promulgated by SAFE in November 2006, any ongoing or subsequent foreign exchange activity conducted by PRC individuals must be registered with the local SAFE branch.

Pursuant to the foregoing regulations, the failure of PRC resident shareholders to register with the local SAFE branch on receiving foreign currency or making investments with foreign currency, or to amend their SAFE registrations pursuant to the SAFE notice, or the failure of future shareholders of the Company who are PRC Residents to comply with the registration procedures set forth in the SAFE notice, may subject such beneficial owners to fines and legal sanctions and may also limit the Group’s ability to contribute additional capital into the Group’s PRC subsidiaries, limit the ability of the Group’s PRC subsidiaries to distribute dividends to the Company or otherwise adversely affect the business.

The PRC legal counsel to the Company has advised that the Company is an overseas company established and controlled by foreign companies and foreign individuals and hence, does not fall within the definition of “offshore special purpose company” for the purposes of the SAFE notice. Accordingly, the aforesaid registration requirements are not applicable to the Company and its PRC resident shareholders. If SAFE or other PRC regulatory authorities subsequently determines that SAFE registration is required for the establishment of the Company, the Group may suffer in the manner described above.

Insurance

The Company has taken out a basic asset insurance policy with China Continent Property & Casualty Insurance Company Ltd. However, the Company does not have business disruption insurance, as the Group has determined that the risks of disruption and the cost of insurance are such that it does not required it at this time. Any business disruption, litigation or natural disaster may result in substantial costs and diversion of resources. Should any of these events occur they may have a material adverse risk on the business and financial results of the Company.

Industry restrictions

Foreign investment in the PRC is subject to industry-specific restrictions and/or prohibitions set forth in a Catalogue Guiding Foreign Investment in Industry (the “Catalogue”). Local governments in the PRC may maintain further industry-specific restrictions or prohibitions. The Catalogue distinguishes between different industries in terms of whether foreign investment is “encouraged”, “restricted”, “prohibited” or “permitted” in such industries. The different categories generally indicate the disposition of the MOC and other PRC regulatory authorities to approve foreign investment in a given industry, as well as having certain tax and other implications. Investments in the encouraged and permitted categories are generally eligible for approval with relatively few restrictions. Investment in the “restricted” category is often subject to limitations on the amount of equity that a foreign investor can hold and to other restrictions. Moreover, government approval of investments in the “restricted” category is generally perceived to be harder to secure. Foreign investment in the “prohibited” category is barred altogether. Such restrictions on the nature and terms of the Company’s potential investments in the PRC may limit the opportunities available to the Company in the PRC.

RISKS RELATING TO THE SHARES

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

-	actual or anticipated fluctuations in our quarterly operating results,

-	announcements of new products by us or our competitors,

-	changes in financial estimates by securities analysts,

-	changes in the economic performance or market valuations of other companies involved in the same industry,

-	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

-	additions or departures of key personnel,

-	potential litigation, or

-	conditions in the market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.   These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution.

We may seek funding through the issuance of convertible notes and warrants, private placements, convertible debentures and other issuances of our capital stock.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

We have never paid dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A  large  portion  of our  common  stock  is  controlled  by a small  number  of shareholders.

A large portion of our common stock is held by a small number of shareholders. As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

The Company is subject to the Republic of the Marshall Islands company law

The Company is a business company incorporated in the Republic of the Marshall Islands on April 2, 2007 under the Business Corporations Act. There are a number of differences between the corporate structures of the Company and that of a public limited company incorporated in England under the Act.

The Company cannot guarantee the accuracy of the forward-looking statements

This document contains forward-looking statements, including, without limitation, statements containing the words “believe’’, “anticipate’’, “expect’’ and similar expressions. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause the actual results, financial condition, performance or achievements of the Company, or industry results generally to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place any undue reliance on such forward-looking statements. To the extent lawfully permitted, the Company disclaims any obligations to update any such forward-looking statements in this document to reflect future events or developments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the results of operations of Changda International Holdings Inc. (the "Company") and should be read in conjunction with our financial statements and related notes contained in this Current Report on Form 8-K/A. This Current Report on Form 8-K/A contains forward looking statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking words such as "may", "will", "expect", "anticipate", "estimate", "believe", "continue", or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operation or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are unable to accurately predict or control. Those events as well as any cautionary language in this Current Report on Form 8-K/A provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in this Current Report on Form 8-K/A could have a material adverse effect on our business, operating results and financial condition. Actual results may differ materially from current expectations. Additional information relating to the company, including our previous Report on Form 8-K, can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

Overview

We are, through our wholly-owned subsidiary, Changda International Ltd. (“Changda International”) and its wholly-owned subsidiaries in the People’s Republic of China (“PRC”), Weifang Changda Fertilizer Co., Ltd. and Weifang Changda Chemical Co., Ltd., engaged in the fertilizer and chemical businesses.

Weifang Changda Fertilizer Co., Ltd. (“Changda Fertilizer”) and Weifang Changda Chemical Co., Ltd. (“Changda Chemical”) are legally registered and operated enterprises in PRC. Changda Fertilizer is a pioneer and supplier of advanced fertilizer in PRC, while Changda Chemical is one of the biggest manufacturers and exporters of environmentally friendly snow melting agent in PRC. Our industrial chemical products include snow-melting agent, thiophene, flame retardant, calcium chloride, and magnesium chloride.

Our annual production capacities are:

Various fertilizers	300,000 tons
Snow melting agents	250,000 tons
Thiophene	500 tons
Flame retardant	1,000 tons

During the year ended December 31, 2008, we produced a total of approximately 187,614 tons of various fertilizers, 31,824 tons of snow melting agent, 282 tons of thiophene, and 36,999 tons of other chemical products, of which 189,434 tons, 32,924 tons,  308 tons, and 31,918 tons, respectively, were sold. The sales value of various fertilizers, snow melting agents, thiophene, and other chemical products amounted to approximately $72,857,138, $2,820,115, $2,130,322, and $3,150,826, which accounted for approximately 90.0%, 3.5%, 2.6%, and 3.9%, respectively, of our total sales revenue for the year ended December 31, 2008.

The following table shows the breakdown of volume and sales amount by product categories for the years ended December 31, 2008 and 2007.

Product	Sales volume (tons) Year ended December 31, 2008	Sales revenue (US$ ‘000) Year ended December 31, 2008	Sales volume (tons) Year ended December 31, 2007	Sales revenue (US$ ‘000) Year ended December 31, 2007
Fertilizers	189,434	72,857	139,175	34,495
Snow Melting Agents	32,924	2,820	46,068	2,621
Thiophene	308	2,130	60	458
Other Chemical Products	31,918	3,151	20,053	671
Total	254,584	80,958	205,356	38,245

Our key raw materials include potassium chloride, potassium sulphate, urea, ammonium phosphate, and sulphur. Since the second half of 2007, we have seen marked volatility in the prices of those raw materials, mostly due to the increasing processing cost of the raw materials caused by higher international market price of sulphur and non-renewable resources such as petroleum and coal. In 2008, with the booming domestic demand for fertilizers in China, we experienced worsening shortage and climbing price of potassium chloride.  In order to maintain a comparatively stable fertilizer price, the Chinese government continually promulgated a number of supportive and preferential policies to ensure fertilizer supply and to improve the purchasing power of farmers, consequently ensuring the food safety in PRC.  We believe these government policies will help boost our fertilizer sales.

 The $586 billion government stimulus announced in November 2008 has sustained the development of rural infrastructure and water supply projects in rural areas, among other projects.  Infrastructure construction, an important pillar of China’s economic progress, will contribute to the growth of the agriculture industry and the demand for our products.  Two other major factors that we envisage will promote the essential need for our fertilizers are: 1) the increasing domestic consumption and export demand for China’s agricultural products, and 2) the decreasing availability of arable farm lands.

 The rapid economic growth in China over the past two decades has led to income growth that elevated millions of consumers from poverty, resulting in dramatic improvements of standards of living and diet diversification to more protein based. As the world’s largest agricultural economy, China produces and consumes a wide range of agricultural products, from traditional staple grains such as wheat and rice, to more varieties of fruits, vegetables, livestock, poultry and fish, as the demand by a wealthier domestic consumer base and export market dictates. The use of our microbial organic and slow-release fertilizers are essential to augment agricultural production to meet the food needs of a large population with demand for high quality produce, vegetables and fruits that are organic and pollution-free. Even the production of grain for feed given to livestock utilizes fertilizers.

China’s agricultural production comes almost entirely from small-scale operations. According to China’s 2007 agricultural census, the country has 200 million farm households and an estimated 122 million hectares (494 million acres) of cultivated land—an average of 0.6 hectare (1.5 acres) per household. These small land holdings are typically divided into several parcels that are not adjacent to each other.  Industrial and urban growth further decreased the agricultural land base.  To coax production out of such small plots, farm households engage in intensive agricultural practices, including high levels of fertilizer application and raising two or three crops per year on a single plot.

With the growing global and domestic demand for pharmaceutical base product, we are confident about the sales growth of our chemical products as well.  We have aligned ourselves with large corporate and government clients for the distribution of these products.  Our snow melting agent had gained a 10% market share in Japan.  We are focused in increasing our product variety and strengthening our presence in the market.

We believe that research and development, quality control and production capacity are key factors to maintaining and improving our competitive position and enhance our long term growth potential. As a result, we continually place emphasis on:

1.           Research and development of new products;
2.           Product quality control;
3.           Improvement of operating efficiency and employee competence;
4.           Expansion of production capacity;
5.           Further exposure to bigger markets and diversified customers.

Our newly developed fertilizer product, microbial semi-organic slow release fertilizer, has been tested by our customers and received a good response. Functional fertilizer will be the emphasis in our future research and development activities.

Our company obtained its ISO 9001 and ISO 14001 certifications in July 25, 2007. Our qualified output rate of the products certified for ISO reached 100% compliance. This helped us not only in increasing productivity, but also in acquiring a growing number of loyal customers.

We adopt multi-brand and multi-channel sales strategy and constantly strive to broaden our customer base. We believe a broader customer base will mitigate the potential operational risk for us. We also believe that a broad market for our products can increase demand for our products, reduce the threat of negative market changes, and provide additional opportunities for our growth.

Results of Operations

The following table shows our operating results for the years ended December 31, 2008 and 2007 ($000).

	2008	2007

INCOME
Operating revenues	80,958	38,245
COST OF SALES
Cost of sales	67,907	31,417

GROSS PROFIT	13,051	6,828
OPERATING EXPENSES
Administrative expenses	6,122	3,034
Financial costs	449	176
Other expenses (income)	(96)	(135)
Taxation	931	-
Total Operating Expenses	7,406	3,075

NET PROFIT	5,645	3,753
EARNINGS PER BASIC AND DILUTED
COMMON SHARE ($)	0.11	0.07
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING (BASIC AND DILUTED)	53,599,964	53,599,964

Operating Revenues

Revenues for the year ended December 31, 2008 of approximately $80,958,000 compared to the net sales of approximately $38,245,000 for the year ended December 31, 2007 represents an increase of approximately $42,713,000 or 111.68%. The substantial increase in sales revenue was basically due to the boost in production resulting from the expansion of the plant facilities.

Cost of Sales

Cost of sales for the year ended December 31, 2008 amounted to approximately $67,907,000, representing approximately 83.88% of net sales.  Cost of sales for the corresponding period in 2007 amounted to approximately $31,417,000, representing approximately 82.15% of net sales.  The increase in the percentage of cost of sales in relation to net sales by approximately 1.73% resulted from the increase in raw material price, specifically the cost of potassium chloride.

Gross Profit

Total gross profit for the year ended December 31, 2008 amounted to approximately $13,051,000, representing approximately 16.12% of net sales. Gross profit for the corresponding period in 2007 amounted to approximately $6,828,000, representing approximately 17.85% of net sales. The decrease in the percentage gross profit percentage by approximately 1.73% resulted from the increase in raw material price, specifically the cost of potassium chloride.

Operating Expenses

Operating expenses consist primarily of transportation expenses, commission, promotion and advertising expenses, freight charges and general and administrative expenses. Operating expenses amounted to approximately $6,122,000, or approximately 7.56% of net sales for the year ended December 31, 2008 as compared to approximately $3,034,000, or approximately 7.93 % of net sales for the year ended December 31, 2007.

Income Taxes

The PRC Subsidiaries having been wholly owned foreign subsidiaries of CIHI are subject to effective tax rates of 15% for the year ended December 31, 2008, as a result of tax grants by the local government for economic development. The income tax paid was approximately $931,000.  No income tax was paid for the year ended December 31, 2007.

Net Income

Our net income was approximately $5,645,000, representing approximately 6.97% of net sales for the year ended December 31, 2008, compared to approximately $3,753,000, representing approximately 9.81% of net sales for the year ended December 31, 2007. The decrease in net income was mainly attributed to the increases in cost of sales, interest expense, and income tax paid for 2008.

Liquidity and Capital Resources

Operating Activities

Net cash provided by operating activities for the years ended December 31, 2008 and 2007 were approximately $1,889,000 and $4,046,000, respectively, or a decrease of approximately $2,157,000.  The decrease was mainly due to increase in inventories and receivables.

Investing Activities

Net cash used for investing activities for the years ended December 31, 2008 and 2007 were approximately $2,901,000, and $9,326,000, respectively, or a decrease of approximately $6,425,000. The decrease was primarily due to the decline in new investments in property, plant and equipment.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2008 and 2007 were approximately $544,000 and $5,494,000, respectively, or a decrease of approximately $4,950,000.  The proceeds of the 2008 long-term borrowing of approximately $ 7,845,000 was offset by payments of short-term borrowings amounting to approximately $7,266,000, resulting in reduced cash inflow compared to 2007.  Further, in 2008 there was no increase in paid-in capital, unlike the increase of approximately $3,148,000 that occurred in 2007.

Future cash commitments

In order to improve our performance and competitiveness, we are constructing our Heze fertilizer plant and are preparing to rebuild our second chemical plant. We have already invested a total of $4,000,000 into our Heze plant. However, an additional $19,700,000 for construction is expected to be incurred and $11,500,000 for matching working capital will be required. These amounts will be financed primarily through self-financing and fund raising from third party lenders or investors.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance generally accepted accounting principles in the United States of America. Our financial statements reflect the selection application of accounting policies which require management to make significant estimates and judgments.

We have disclosed in the notes to our financial statements those accounting policies that we consider to be significant in determining our results of operations and our financial position which we are incorporating by reference herein. We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Use of Estimates

The preparation of the consolidated financial statements in conformity with USGAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Recognition of Revenue

Revenue is recognized when it is probable that the economic benefits will flow to the Group and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognized on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title is passed.

Accounts Receivable

Accounts receivables are stated based on the amounts invoiced to customers. We review our accounts receivable on a regular basis and a provision for bad debts is determined and recorded in the accounts based on age analysis of the balances.

A valuation allowance for amounts anticipated to be uncollected is recorded as needed.  A considerable amount of judgement is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each debtor.  If the financial conditions of these debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of brining the asset to its working condition and location for its intended use.  Repairs and maintenance are charged to the income statement during the period in which they are incurred.

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method.  Where parts of an item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately.

Foreign currency translation

Items included in the Company’s consolidated financial statements are measured using the currency of the primary economic environment in which the Group operates (“functional currency”).

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency transaction gains and losses are recognized in current operations, whilst translation adjustments are recognized in other comprehensive income, which in a separate component of stockholders’ equity.

The presentational currency is the United States Dollars.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Management

Charles Frans Victor Brock , Chairman and Director (age 42)

Mr. Brock has over 20 years of experience in investment management and corporate finance, specializing in the Asian region. Mr. Brock most recently served as a director in the corporate finance department of Insinger de Beaufort, helping to develop the Chinese/Asian side of business. Before joining Insinger, he was Head of Pacific Equities at F&C Management Limited and Director of F&C Emerging Markets Ltd. Mr. Brock is a member of the CFA Institute and the UK Society of Investment Professionals. He graduated from York University with a BA(Hons) in Economics and Politics and obtained an M.Sc. in Development Studies from The School of Oriental and African Studies.

Leodegario Quinto Camacho , Chief Financial Officer and Director (age 56)

Mr. Camacho has over 34 years of experience as a financial controller in both public and private companies in the United States and the Philippines. As a professional Certified Public Accountant for 33 years, he is a member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants and Association of Filipino-American Accountants. Mr. Camacho is currently serving in a CPA firm Camacho & Camacho LLP in New Jersey.

Qing Ran Zhu , Chief Executive Officer and Executive Director (age 47)

Mr. Zhu has over 20 years of experience working in the sales and marketing of feed products in the PRC agricultural industry. Before co-founding Changda Fertilizer and Changda Chemical, Mr. Zhu was the Vice General Manager of Weifang Legang Food Company and obtained extensive knowledge about food production, and consequently food and health regulations in the domestic market. Mr. Zhu graduated from Weifang Vocational College with a Bachelor’s degree in Economics Administration.

Hua Ran Zhu , Executive Director (age 54)

Mr. Zhu has over 20 years of experience working in the chemical industry. Before co-founding Changda Fertilizer and Changda Chemical, Mr. Zhu was in charge of the production workshop and machinery safety department in Shandong Haihua Group, thereby building years of expertise and experience in the production and safety of chemical products. Mr. Zhu graduated from the University of Shandong Government Official Distance-Learning.

Carsten Aschoff , Director (age 38)

Mr. Aschoff has over 10 years’ management experience with various technology companies in both Germany and the PRC. Mr. Aschoff is currently the director of Siger Trading Ltd and Siger Technologies GmbH in Germany since March 2006 and August 2006 respectively. From July 2005 to March 2006, Mr.Aschoff was involved in freelance consulting work in the PRC. Between 2002 and June 2005, Mr. Aschoff was the general manager for Shandong Linuo Paradigma Co. Ltd. in Jinan, China. He was responsible for business development, production and distribution of solar thermal systems. From 1998 to 2003, Mr. Aschoff was the lecturer at the University of Applied Science HFT in Stuttgart, Faculty of Architecture – “technical development” and “sustainable building”. Between 1996 and 2001, Mr. Aschoff was working in the product management in Paradigma Energie-und Umwelttechnik GmbH & Co. KG, Karlsbad, Germany.

Jan Pannemann , Director (age 34)

Mr. Pannemann has six years of experience as a project manager and independent business advisor in the City of London. Mr. Pannemann is also a co-founder of Qingdao China Partners Investment Advisory, a PRC centric strategic management advisory company, which was successfully merged in 2007 with now PLUS Markets quoted Geo Genesis Group Ltd. Mr Pannemann currently lives and works in the PRC.

Neither Mr. Brock, Mr. Camacho, Mr. Qing Ran Zhu, Mr. Hua Ran Zhu, Mr. Aschoff, nor Mr. Pannemann have been involved in any of the following proceeding during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Description of Securities

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

As of February 13, 2009, immediately prior to consummation of the Share Exchange Agreement, a total of 8,800,000 shares of common stock were issued and outstanding.

Market for Common Stock and Related Shareholder Matters

Our common stock is quoted on Over the Counter Bulletin Board (“OTCBB”) under the symbol CIHI.  As of February 16, 2009 the market price of our stock was as follows: a bid price of $1.20 and no ask price.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Transfer Agent

Our stock transfer agent for our securities is:
Island Stock Transfer
100 Second Avenue South, Suite 104N,
St. Petersburg, Florida
Telephone: 727-289-0010.

Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”), located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on form 10-Q, Annual Reports on Form 10-K, and other reports, statements and information as required under the Securities Exchange Act of 1934, as amended.

The reports, statements and other information that we have filed with the SEC may be read and copied at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

Item 3.02 Unregistered Sales of Equity Securities

As stated in Item 1.01, on February 13, 2009, the Company entered into the Share Exchange Agreement  under which the Company issued Forty Seven Million Seven Hundred Twenty Nine Thousand Nine Hundred Sixty Four (47,729,964) shares of its common stock, par value $ 0.001 per share, to the shareholders of  Changda International, Ltd in exchange for 100% of the issued and outstanding capital stock of Changda.  As a result of the Share Exchange Agreement, Changda became a wholly owned subsidiary of Registrant.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 19, 2009, a change in Registrant’s name from Promodoeswork.com, Inc. to Changda International Holdings, Inc. became effective.  The name change, which was approved by the Board of Directors of the Company by unanimous consent, more closely describes the Registrant’s business than the Company’s former name.     The Articles of Incorporation have been amended to reflect Registrant’s name change.

Item 5.06 Change in Shell Company Status

As a result of our acquisition of all of the outstanding capital stock of Changda International as described in Item 1.01, which description is in its entirety incorporated by reference in this Item 5.06 of this Current Report, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Item 8.01 Other Events

Change of Business Activities

Effective February 13, 2009 we ceased the business of selling promotional apparel.  Registrant is now engaged in the business of Agricultural Chemicals.

Change of Principal Place of Business

Effective February 13, 2009, the address of our principal place of business is:

10 th Floor Chenhong Building No. 301, East Dong Feng Street, Weifang, People’s Republic of China.

Telephone number of the new principal place of business: 86 1586 311 1662.

Item 9.01 Financial Statement and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The audited financial statements of Changda International Limited are filed with this Current Report on Form 8-K/A as Exhibits 99.1.

(d)           Exhibits.

Exhibit 10.1
Share Exchange Agreement, dated February 13, 2009, between  Company and Changda International Limited ( filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 20, 2009 and incorporated herein by reference)

Exhibit 99.1	Audited consolidated financial statements of Changda International Limited for the two years ended December 31, 2007 and 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2009	CHANGDA INTERNATIONAL HOLDINGS, INC.

/s/ QingRan Zhu
QingRan Zhu
Chief Executive Officer